Exhibit 99.1

Media contact:
Erin La Row
communications representative
Phone: 316.299.7429
erin.m.la.row@westarenergy.com

Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES $500 MILLION REDUCTION TO 2010 AND 2011

CAPITAL SPENDING PLANS AND RELEASES FIRST QUARTER 2009 RESULTS

TOPEKA, Kan., May 8, 2009 — Westar Energy, Inc. (NYSE:WR) today announced that it has reduced its 2010 and 2011 planned capital spending by $500 million, or about 27 percent. The company said capital spending reductions were undertaken in light of current economic and capital market conditions. “Both for our customers and our investors, it makes sense to adjust our plans given the soft economy and higher cost of capital,” said Bill Moore, Westar’s CEO. “Our ability to defer and reschedule some of our planned projects into future years demonstrates the merits of our flexible and balanced approach to capital spending.” Moore added that the company will continue to adjust its plans as conditions warrant without impacting its ability to provide safe, reliable service to its customers.

2009 First Quarter Results Compared with 2008 First Quarter Results

First quarter 2009 net income was $43.9 million, or $0.40 per share, compared with net income of $60.9 million, or $0.62 per share, for first quarter 2008. Net income for both periods includes substantial federal income tax adjustments related to prior period activity. Setting aside these tax adjustments as identified in the table, first quarter 2009 net income was $10.9 million, or $0.10 per share, compared with $21.5 million, or $0.22 per share, for the first quarter 2008.

Westar Energy announces first quarter 2009 results, page 2 of 5

The primary causes for the decrease in net income were higher operating expenses associated primarily with new facilities and lower retail sales volumes that offset price increases that took effect during the quarter.

Per share results for the quarter reflect approximately 12 percent more shares outstanding, which resulted from the company having issued additional shares last spring to fund capital investments.

	Three Months Ended March 31,
	2009		2008
	(In millions)	EPS	(In millions)	EPS
Net income	$43.9	$0.40	$60.9	$0.62
Less: Adjustment for tax benefit	33.0	0.30	39.4	0.40

Net income excluding tax benefit	$10.9	$0.10	$21.5	$0.22

Net income excluding tax benefit is a measure calculated other than in accordance with generally accepted accounting principles. Westar Energy’s management believes this measure is useful to investors because the tax adjustments are unrelated to the company’s results of operations in the periods presented.

Westar Energy reported revenues of $422 million for the first quarter 2009, an increase of $15 million compared with revenues of $407 million in 2008. Retail revenues increased $23 million, or 8 percent, due primarily to higher recovery through prices of fuel and purchased power costs and increases in retail prices approved by regulatory authorities. Partially offsetting the price increase was a 7 percent decrease in retail sales volumes. Wholesale sales decreased $17 million, or 17 percent, due primarily to lower average prices that partially offset a 4 percent increase in sales volumes. Energy marketing increased $10 million due principally to the settlement of forward contracts for the sale of electricity on favorable terms.

Westar Energy announces first quarter 2009 results, page 3 of 5

Total operating expenses increased $16 million, or 5 percent. Operating and maintenance expense increased $6 million reflecting higher expense for the company’s power plants and distribution system. Depreciation expense increased $9 million primarily to recognize the addition of new wind and natural gas generating plants, emission control facilities and new transmission facilities. Selling, general and administrative expenses increased $6 million due principally to an increase in pension expense that results from the decline in asset values in the pension trust. Partially offsetting these increases in expenses, fuel and purchased power expense decreased $6 million due primarily to a reduction of power produced and purchased combined with lower costs for fuel and purchased power.

Interest expense increased $24 million due primarily to the reversal last year of $18 million of accrued interest associated with uncertain tax liabilities, which reduced 2008 interest expense. Absent last year’s reversal, interest expense increased $7 million due to the interest on additional debt issued to fund capital investments.

Income taxes increased $23 million due primarily to the reversal in 2008 of $29 million of income tax reserves as a result of completing a federal income tax audit for prior years. In January 2009 the company reached a settlement with the IRS for years 2003 and 2004 that permitted it to utilize operating losses generated from the divestiture of its former non-regulated businesses. This settlement resulted in a first quarter 2009 net earnings benefit from discontinued operations of $33 million, or $0.30 per share.

2009 Earnings Guidance

The company affirmed earnings guidance for 2009 of $1.65 to $1.90 per share. The 2009 earnings guidance excludes a $0.30 per share benefit related to the tax settlement associated with

Westar Energy announces first quarter 2009 results, page 4 of 5 its former non-regulated businesses. The company has posted to its Web site a summary of the principal earnings drivers and adjustments used in arriving at 2009 earnings guidance. The summary is located under Investor Presentations within the Investors section of the company Web site at www.WestarEnergy.com.

Conference Call and Additional Company Information

Westar Energy management will host a conference call with the investment community at 10 a.m. ET (9 a. m. CT). Investors, media and the public may listen to the conference call by dialing 888-713-4213, participant code 71193428. A Web cast of the live conference call will be available at www.WestarEnergy.com.

Members of media are invited to listen to the conference call and then contact Erin La Row with any follow-up questions.

This earnings announcement, a package of detailed first quarter 2009 financial information, 2009 earnings guidance, the company’s first quarter report on Form 10-Q for the period ended Mar. 31, 2009 filed today with the Securities and Exchange Commission and other filings the company has made with the Securities and Exchange Commission are available on the company’s Web site at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 679,000 customers in the state. Westar Energy has about 6,800 megawatts of electric generation capacity and operates and coordinates more than 35,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K for the year ended Dec. 31, 2008 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

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Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	March 31,
	2009	2008	Change
Sales	$421,767	$406,827	$14,940

Fuel and purchased power	140,644	146,449	(5,805)
Operating and maintenance	122,167	116,018	6,149
Depreciation and amortization	58,214	48,896	9,318
Selling, general and administrative	47,982	41,656	6,326

Total Operating Expenses	369,007	353,019	15,988

Income from Operations	52,760	53,808	(1,048)

Other expense	(2,096)	(222)	(1,874)
Interest expense	35,077	10,690	24,387
Income tax expense (benefit)	4,401	(18,240)	22,641

Income from Continuing Operations	11,186	61,136	(49,950)

Results of discontinued operations, net of tax	32,978	—	32,978

Net Income	44,164	61,136	(16,972)
Preferred dividends	242	242	—

Net Income Attributable to Common Stock	$43,922	$60,894	$(16,972)

Basic Earnings Per Share	$0.40	$0.62	$(0.22)

Average equivalent common shares outstanding	109,331	97,416

Dividends declared per share	$0.30	$0.29	$0.01